UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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☑	Definitive Proxy Statement	☐	Definitive Additional Materials

☐	Soliciting Materials Pursuant to §240.14a-12

ECOSPHERE TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Ecosphere Technologies, Inc.

3515 S.E. Lionel Terrace

Stuart, FL 34997

(772) 287-4846

To The Shareholders of Ecosphere Technologies, Inc.:

We are pleased to invite you to attend the annual meeting of the shareholders of Ecosphere Technologies, Inc., which will be held at 10:00 a.m. on December 13, 2013 at the Hilton Orlando Bonnet Creek, located at 14100 Bonnet Creek Resort Lane in Orlando, Florida, 32821, for the following purposes:

1.	To elect members to our Board of Directors;
2.	To ratify the appointment of our independent registered public accounting firm for 2013; and
3.	For the transaction of such other matters as may properly come before the Annual Meeting.

Ecosphere’s Board of Directors has fixed the close of business on October 31, 2013 as the record date for a determination of shareholders entitled to notice of, and to vote at, this Annual Meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of the Shareholders to Be Held on December 13, 2013: This Proxy Statement and Form 10-K are available at: https://www.proxyvote.com/

If You Plan to Attend

Please note that space limitations make it necessary to limit attendance to shareholders. Registration and seating will begin at 9:00 a.m. Shares can be voted at the Annual Meeting only if the holder is present in person or by valid proxy.

For admission to the Annual Meeting, each shareholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If you do not plan on attending the meeting, please vote your shares via the Internet, by phone or by signing and dating the enclosed proxy and return it in the business envelope provided. Your vote is very important.

By the Order of the Board of Directors

/s/ Dennis McGuire
Dennis McGuire
Chief Executive Officer and Chairman of the Board

Dated: October 31, 2013

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by phone or by signing, dating, and returning the enclosed proxy card will save Ecosphere the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Your vote is important, so please act today!

Ecosphere Technologies, Inc.

3515 S.E. Lionel Terrace

Stuart, FL 34997

(772) 287-4846

2013 ANNUAL MEETING OF THE SHAREHOLDERS

PROXY STATEMENT

Why am I receiving these materials?

These proxy materials are being sent to the holders of shares of the voting stock of Ecosphere Technologies, Inc., a Delaware corporation (“Ecosphere” or the “Company”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the 2013 Annual Meeting of Shareholders to be held at 10:00 a.m. on December 13, 2013 at the Hilton Orlando Bonnet Creek, located at 14100 Bonnet Creek Resort Lane in Orlando, Florida, 32821. The proxy materials relating to the Annual Meeting are first being mailed to shareholders entitled to vote at the meeting on or about November 1, 2013. A copy of our Form 10-K for the year ended December 31, 2012 is being mailed concurrently with this Proxy Statement.

Who is Entitled to Vote?

Our Board has fixed the close of business on October 31, 2013 as the record date for a determination of shareholders entitled to notice of, and to vote at, this Annual Meeting or any adjournment thereof. On the record date, there were 162,964,027 shares of common stock outstanding. Each share of Ecosphere common stock represents one vote that may be voted on each matter that may come before the Annual Meeting. As of the record date, Ecosphere has issued no preferred stock which is entitled to vote.

What is the difference between holding shares as a record holder and as a beneficial owner?

If your shares are registered in your name with our transfer agent, Registrar and Transfer Company, you are the “record holder” of those shares. If you are a record holder, these proxy materials have been provided directly to you by Ecosphere.

If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by that organization. As the beneficial owner, you have the right to instruct this organization on how to vote your shares.

Who May Attend the Meeting?

Record holders and beneficial owners may attend the Annual Meeting. If your shares are held in street name, you will need to bring a copy of a brokerage statement or other documentation reflecting your stock ownership as of the record date. Please see below for instructions on how to vote at the Annual Meeting if your shares are held in street name.

How Do I Vote?

Record Holder

1.	Vote by Internet. The website address for Internet voting is www.proxyvote.com.
2.	Vote by phone. Call 1 (800) 690-6903 and follow the instructions on your proxy card.
3.	Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).
4.	Vote in person. Attend and vote at the Annual Meeting.

If you vote by Internet or phone, please DO NOT mail your proxy card.

Beneficial Owner (Holding Shares in Street Name)

1.	Vote by Internet. The website address for Internet voting is on your vote instruction form.
2.	Vote by mail. Mark, date, sign and mail promptly the enclosed vote instruction form (a postage-paid envelope is provided for mailing in the United States).
3.	Vote in person. Obtain a valid legal proxy from the organization that holds your shares and attend and vote at the Annual Meeting.

Is My Vote Confidential?

Yes, your vote is confidential. Only the following persons have access to your vote: election inspectors, individuals who help with processing and counting your votes and persons who need access for legal reasons. If you write comments on your proxy card, your comments will be provided to Ecosphere, but how you vote will remain confidential.

What Constitutes a Quorum?

To carry on the business of the Annual Meeting, we must have a quorum. A quorum is present when a majority of the outstanding shares of stock entitled to vote, as of the record date, are represented in person or by proxy. Shares owned by Ecosphere are not considered outstanding or considered to be present at the Annual Meeting. Broker non-votes (because there is a routine matter being presented at the Annual Meeting) and abstentions are counted as present for the purpose of determining the existence of a quorum.

What happens if Ecosphere is unable to obtain a Quorum?

If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit solicitation of proxies.

What is a broker non-vote?

If your shares are held in street name, you must instruct the organization who holds your shares how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any non-routine proposal. This vote is called a “broker non-vote.” Because none of the Proposals require a majority of our outstanding shares to vote “FOR” approval, they do not affect the voting results for any of the Proposals.

If you are the shareholder of record, and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting. If your shares are held in street name and you do not provide specific voting instructions to the organization that holds your shares, the organization may generally vote at its discretion on routine matters (Proposal 2), but not on non-routine matters (Proposal 1). If you sign your vote instruction form but do not provide instructions on how your broker should vote, your broker will vote your shares as recommended by our Board on any non-routine matter. See the note below and the following question and answer.

Important Rule Affecting Beneficial Owners Holding Shares In Street Name

Brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. Please submit your vote instruction form so your vote is counted.

Which Proposals are Considered “Routine” or “Non-Routine”?

Proposal 1 is non-routine and Proposal 2 is routine.

How Many Votes are Needed for Each Proposal to Pass and is Broker Discretionary Voting Allowed?

Proposal	Vote Required	Broker Discretionary Vote Allowed
(1) Election of Directors	Plurality of the votes cast	No
(2) To ratify the appointment of our independent registered public accounting firm for 2013	Majority of the votes cast	Yes

How are abstentions treated?

Abstentions only have an effect on the outcome of any matter being voted on that requires the approval based on our total voting stock outstanding. Thus, abstentions have no effect on any of the proposals.

What Are the Voting Procedures?

In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. With regard to the remaining proposals, you may vote in favor of each proposal or against each proposal, or in favor of some proposals and against others, or you may abstain from voting on any of these proposals. You should specify your respective choices on the accompanying proxy card or your vote instruction form.

Is My Proxy Revocable?

You may revoke your proxy and reclaim your right to vote up to and including the day of the Annual Meeting by giving written notice to the Corporate Secretary of Ecosphere, by delivering a proxy card dated after the date of the proxy or by voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: Ecosphere Technologies, Inc., 3515 S.E. Lionel Terrace, Stuart, FL 34997, Attention: Corporate Secretary.

Who is Paying for the Expenses Involved in Preparing and Mailing this Proxy Statement?

All of the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies will be paid by Ecosphere. In addition to the solicitation by mail, proxies may be solicited by our officers and regular employees by telephone or in person. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and we may reimburse such persons for reasonable out of pocket expenses incurred by them in so doing. We may hire an independent proxy solicitation firm.

What Happens if Additional Matters are Presented at the Annual Meeting?

Other than the items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you submit a signed proxy card, the persons named as proxy holders, Messrs. McGuire and Donn, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

What is “householding” and how does it affect me?

Record holders who have the same address and last name will receive only one copy of their proxy materials unless we are notified that one or more of these record holders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other record holders with whom you share an address, receive multiple copies of these proxy materials, or if you hold Ecosphere stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our Corporate Secretary at: Ecosphere Technologies, Inc., 3515 S.E. Lionel Terrace, Stuart, Florida 34997, (772) 287-4846.

If you participate in householding and wish to receive a separate copy of these proxy materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact our Corporate Secretary as indicated above. Beneficial owners can request information about householding from their brokers, banks or other holders of record.

Do I Have Dissenters’ (Appraisal) Rights?

Appraisal rights are not available to Ecosphere shareholders with any of the proposals brought before the Annual Meeting.

Can a Shareholder Present a Proposal To Be Considered At the 2014 Annual Meeting?

If you wish to submit a proposal to be considered at the 2014 Annual Meeting, the following is required:

•

For a shareholder proposal to be considered for inclusion in Ecosphere’s Proxy Statement and proxy card for the 2014 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, our Corporate Secretary must receive the written proposal no later than August 15, 2014, which is 120 calendar days prior to the anniversary date Ecosphere’s Proxy Statement was mailed to shareholders in connection with this Annual Meeting. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored materials.

•

Our Bylaws include advance notice provisions that require shareholders desiring to recommend or nominate individuals to the Board or who wish to present a proposal at the 2014 Annual Meeting must do so in accordance with the terms of the advance notice provisions. For a shareholder proposal or a nomination that is not intended to be included in Ecosphere’s Proxy Statement and proxy card under Rule 14a-8, our Corporate Secretary must receive the written proposal no later than 90 calendar days prior to the 2014 Annual Meeting; Provided, however, that in the event that less than 100 days’ notice of public disclosure of the date of the meeting is given to shareholders, notice by the shareholder to be timely must be received no later than close of business on the 10th day after public disclosure of the 2014 Annual Meeting is made. If a shareholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate. Your notice must contain the specific information set forth in our Bylaws.

•

Additionally, you must be a record holder at the time you deliver your notice to the Corporate Secretary and are entitled to vote at the 2014 Annual Meeting.

A nomination or other proposal will be disregarded if it does not comply with the above procedures. All proposals and nominations should be sent to Ecosphere Technologies, Inc., 3515 S.E. Lionel Terrace, Stuart, Florida 34997, Attention: Corporate Secretary.

We reserve the right to amend our Bylaws and any change will apply to the 2014 Annual Meeting unless otherwise specified in the amendment.

The Board Recommends that Shareholders Vote “For” Proposal Nos. 1 and 2.

Explanatory Note: All historical number of shares of common stock and options (and the exercise price of options) have been adjusted to give effect to a 5% stock dividend paid to shareholders of record as of June 15, 2013.

PROPOSAL 1. ELECTION OF DIRECTORS

We currently have seven members of our Board, all of whose terms will expire at the 2014 Annual Meeting of Shareholders. The Board proposes the election of the following nominees as directors:

Dennis McGuire
Dean Becker
David Brooks
Michael Donn, Sr.
Jimmac Lofton
Charles Vinick

With the exception of Mr. Brooks, each of the nominees listed above is currently a director of Ecosphere. Each nominee has been nominated for election this year and has agreed to serve if elected. The number of Board members currently is set at seven, and currently there are seven Board members. Messrs. Gene Davis and Steven Keating are not standing for re-election to the Board at the Annual Meeting, and consequently the size of the Board will be reduced to six at that time. The six persons who receive the most votes cast will be elected and will serve as directors until the next Annual Meeting of Shareholders. If a nominee becomes unavailable for election before the Annual Meeting, the Board can name a substitute nominee and proxies will be voted for such substitute nominee unless an instruction to the contrary is written on the proxy card. Furthermore, we may appoint an additional person to our Board before the Annual Meeting. The principal occupation and certain other information about the nominees, our executive officers and key employees are set forth on the following pages.

The Board recommends a vote “For” the election of the nominated slate of directors.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to directors and executive officers of Ecosphere as of the record date:

Name	Age	Positions with Ecosphere
Directors:
Dennis McGuire	62	Chairman of the Board
Dean Becker	58	Director
Michael Donn, Sr.	65	Director
Jimmac Lofton	55	Director
Charles Vinick	65	Director
Gene Davis	59	Director
D. Stephen Keating	57	Director

Executive Officers:
Dennis McGuire	62	Chief Executive Officer and Chief Technology Officer
Michael Donn, Sr.	65	Chief Operating Officer
David Brooks	43	Chief Financial Officer
Jacqueline McGuire	50	Senior Vice President of Administration and Secretary

Board of Director Nominees

Dennis McGuire is our Chairman of the Board, Chief Executive Officer and Chief Technology Officer. Mr. McGuire was appointed Chairman of the Board and Chief Executive Officer on March 14, 2013. On January 18, 2011, Mr. McGuire was appointed Chief Technology Officer at which time he stepped down as President and Chief Executive Officer. Mr. McGuire was appointed President and Chief Executive Officer of Ecosphere on September 28, 2005. From June 17, 2008 until November 12, 2008, Mr. McGuire was the Co-Chief Executive Officer of Ecosphere, sharing the role with Mr. Patrick Haskell. From November 12, 2008 until August 1, 2009, Mr. McGuire was the Chief Technology Officer of Ecosphere until he again became President and Chief Executive Officer. Mr. McGuire was selected as a director because he is the founder of Ecosphere and is the inventor of all our intellectual property.

Mr. Becker has served as a director since January 1, 2013. Since June 2009, Mr. Becker has been the Chief Executive Officer of ICAP Patent Brokerage and ICAP Ocean Tomo Auctions (collectively, “ICAP”), a leader in selling intellectual property. From January 2006 until June 2009, Mr. Becker was the Vice Chairman of Ocean Tomo, LLC, an industry leading provider of an array of financial products and services related to intangible assets prior to its acquisition by ICAP. Mr. Becker is a frequent global speaker on intellectual property rights and the use of patents to include or exclude competition through licensing and enforcement of government issued rights. Mr. Becker was selected as a director because he is one of the world’s leading experts on monetizing intellectual property.

David Brooks was appointed interim Chief Financial Officer on February 5, 2013. Since June 6, 2012, Mr. Brooks has served as the Chief Financial Officer of SKM Media Corp., a data and services marketing company. Since November 2009, Mr. Brooks has been the Managing Shareholder of D. Brooks and Associates CPAs, P.A., which provides Chief Financial Officer and related services to businesses on a consulting basis. From August 2008 through October 2009, Mr. Brooks was an audit director and consultant for McGladrey & Pullen, LLP (now McGladrey LLP), a large assurance, tax and consulting services company. Mr. Brooks is a Certified Public Accountant in Florida. Mr. Brooks was nominated as a director due to his financial and auditing expertise.

Michael Donn, Sr. was appointed a director in March 2005 and was appointed our Chief Operating Officer on March 27, 2008. Mr. Donn has held a number of senior executive positions with us since January 2000. As part of his duties, Mr. Donn set up and coordinated our relief effort in Waveland, Mississippi following Hurricane Katrina. Mr. Donn was the Project Manager for Ecosphere’s EPA Verification testing of its Water Filtration System. From November 2006 until January 29, 2010, Mr. Donn was a director of GelTech Solutions, Inc. From 1994 to 2000, he served as President of the Miami-Dade County Fire Fighters Association, a 1,700-member employee association for which he previously served as President, Vice President and Treasurer beginning in 1982. His responsibilities included negotiating, lobbying at the local, state and national levels and heading the business operations for the Association. He was also Chairman of the Insurance Trust. Following Hurricane Andrew, Mr. Donn coordinated the fire fighter relief efforts for the Miami-Dade fire fighters. He is the brother of our Senior Vice President of Administration, Jacqueline McGuire, and the brother-in-law of our Chairman of the Board and Chief Executive Officer, Dennis McGuire. Mr. Donn was selected as a director because of his years of experience with all aspects of Ecosphere’s business and his administrative experience in directing the firefighters union. He has remained as a director as a representative of management.

Jimmac Lofton was appointed a director in March 2012. From March 2008 until December 2011, Mr. Lofton was the Director of Investor Relations and Business Development for Evergreen Energy Inc., a clean energy technology company. Since January 2012, Mr. Lofton has been a consultant with Stanhill Capital, a London-based Merchant Bank specializing in the natural resource sector. Since May 2012, Mr. Lofton has primarily provided services to New West Capital of Sedalia, Colorado focusing on the mining industry and water resources. Mr. Lofton was selected as a director for his experience in the clean energy industry and his knowledge of public company financial matters.

Charles Vinick has served as a director since August 2006. From January 18, 2011 until January 8, 2013, Mr. Vinick served as Chief Executive Officer. Mr. Vinick has been a consultant to the Company since he resigned as Chief Executive Officer. Prior to becoming Chief Executive Officer, Mr. Vinick was Executive Chairman effective August 1, 2010. From December 22, 2009 until January 8, 2013, Mr. Vinick served as the Chairman of the Board. Mr. Vinick is currently the Chief Executive Officer of Aquantis, Inc., an ocean current energy development company. Until December 2010, Mr. Vinick served as Director of Business Development and Government Relations for Dehlsen Associates, a renewable energy technology development firm in Carpinteria, California. Mr. Vinick has more than 25 years of experience directing and managing non-profit organizations and programs. From June 2005 through August 2007, Mr. Vinick was the Chief Executive Officer of the Alliance to Protect Nantucket Sound. He served as Chief Executive Officer of the Foundation for Santa Barbara City College from June 2004 through May 2005 and as Vice President of Fritz Institute from October 2003 to March 2004. Mr. Vinick was Executive Vice President of the Ocean Futures Society from its founding in 1998 through September 2003. Including the Ocean Futures Society, Mr. Vinick has previously held executive positions for over 20 years with organizations headed by Jacques or Jean-Michel Cousteau. Mr. Vinick was selected as a director due to his knowledge of, and commitment to, the environmental mission of Ecosphere, his understanding of the business applications for the Ecosphere technology, and his business experience and judgment. Mr. Vinick was also selected due to his 25 years of experience in global water quality and policy issues.

Executive Officers

See above for Messrs. McGuire’s, Brook’s, and Donn’s biography.

Jacqueline McGuire has been our Senior Vice President of Administration since January 2001 and Secretary since our founding in 1998. She and her husband Dennis, our Chairman of the Board and Chief Executive Officer, were two of our founders.

With the exception of Michael Donn, Sr., Dennis McGuire and Jacqueline McGuire as disclosed above, there are no family relationships between any of our directors and/or executive officers.

Corporate Governance

Board Responsibilities

The Board oversees, counsels, and directs management in the long-term interest of Ecosphere and its shareholders. The Board’s responsibilities include establishing broad corporate policies and reviewing the overall performance of Ecosphere. The Board is not, however, involved in the operating details on a day-to-day basis.

Board Committees and Charters

The Board and its Committees meet throughout the year and act by written consent from time-to-time as appropriate. The Board delegates various responsibilities and authority to different Board Committees. Committees regularly report on their activities and actions to the Board. The Board currently has and appoints the members of: the Audit Committee and the Compensation Committee.

The following table identifies the independent and non-independent Board and Committee members as of the record date:

Name	Independent	Audit	Compensation
Dennis McGuire
Dean Becker
Michael Donn, Sr.
Jimmac Lofton	✓		Chairman
Charles Vinick		✓
D. Stephen Keating	✓	Chairman
Gene Davis	✓	✓
Number of Committee Meetings Held in 2012		4	9

The Board held seven meetings in 2012. Each of the directors attended over 75% of the total number of Board meetings and committee meetings on which such director served. We do not have a policy with regard to directors’ attendance at the Annual Meeting. Messrs. Vinick, Donn and McGuire (who was not then a director) attended Ecosphere’s prior annual meeting.

Our Board has determined that Mr. Lofton is independent in accordance with standards under the NYSE MKT rules.

Committees of the Board of Directors

Our Board has established two standing committees to assist it in discharging its responsibilities: the Audit Committee and the Compensation Committee.

Audit Committee

The Audit Committee’s primary role is to review our accounting policies and any issues which may arise in the course of the audit of our financial statements. The Audit Committee selects our independent registered public accounting firm, approves all audit and non-audit services, and reviews the independence of our independent registered public accounting firm. The Audit Committee also reviews the audit and non-audit fees of the auditors. Our Audit Committee is also responsible for certain corporate governance and legal compliance matters. Our Audit Committee Charter is posted on our website at ir.stockpr.com/ecospheretech/board-committees.

The member of the Audit Committee is Charles Vinick. Our Board has determined that Mr. Vinick is qualified as an Audit Committee Financial Expert, as that term is defined by the rules of the SEC and in compliance with the Sarbanes-Oxley Act of 2002. If elected, Mr. David Brooks will also qualify as an Audit Committee Financial Expert. Our Board has determined that Mr. Vinick is not independent in accordance with the NYSE MKT independence standards for audit committees. Mr. Brooks is not independent.

Compensation Committee

The function of the Compensation Committee is to review and recommend the compensation and benefits payable to our officers, review general policies relating to employee compensation and benefits and administer our various stock option plans, including the 2006 Equity Incentive Plan, which we refer to as the “Plan.” Our Chief Executive Officer recommends executive compensation to the Compensation Committee and the Compensation Committee considers his recommendation prior to recommending compensation to our Board. The member of the Compensation Committee is Jimmac Lofton, who serves as chairman. The Compensation Committee has no authority with respect to setting compensation. However, its recommendations have always been followed.

Nominating Committee

Ecosphere does not have a Nominating Committee. Due to the size of our Board, each director participates in the consideration of director nominees. Our Board does not have a policy, or procedures to follow, with regard to the consideration of any director candidates recommended by our shareholders. We have never received any recommendations from shareholders and for that reason have not considered adopting any policy.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee are officers or employees of Ecosphere. Previously while employed as an executive officer by the Company, Mr. Charles Vinick served on the Compensation Committee. Additionally, no executive officer of Ecosphere served or serves on the compensation committee or board of any company that employed or employs any member of Ecosphere’s Compensation Committee or Board.

Board Diversity

While we do not have a formal policy on diversity, the Board considers as one of the factors the diversity of the composition of our Board and the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix. Although there are many other factors, the Board seeks to attract individuals with knowledge of water recycling, environmental solutions, and accounting and finance.

Board Leadership Structure

Ecosphere has chosen to combine the Chief Executive Officer and Board Chairman positions. We believe that this Board leadership structure is appropriate for Ecosphere at this time. Because we are a small company, it is more efficient to have the leadership of the Board in the same hands as the Chief Executive Officer of Ecosphere.

Role of Board in Risk Oversight

Our risk management function is overseen by our Board. Through our policies, our Code of Ethics and our Board committees’ review of financial and other risks, our management keeps our Board apprised of material risks and provides our directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect Ecosphere, and how management addresses those risks. Mr. McGuire, our Chief Executive Officer, works closely together with the Board once material risks are identified on how to best address such risk. If the identified risk poses an actual or potential conflict with management, our independent directors may conduct the assessment. The Board focuses on key risks and interfaces with management on seeking solutions.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to all of our employees, including our Chief Executive Officer and Chief Financial Officer. Although not required, the Code of Ethics also applies to our Board. The Code provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure and compliance with laws, rules and regulations, including insider trading, corporate opportunities and whistle-blowing or the prompt reporting of illegal or unethical behavior. We will provide a copy of the Code of Ethics to any person without charge, upon request. The request for a copy can be made in writing to Ecosphere Technologies, Inc., 3515 S.E. Lionel Terrace, Stuart, Florida 34997, Attention: Corporate Secretary.

Communication with our Board of Directors

Although we do not have a formal policy regarding communications with our Board, shareholders may communicate with the Board by writing to us at Ecosphere Technologies, Inc., 3515 S.E. Lionel Terrace, Stuart, Florida 34997, Attention: Corporate Secretary, or by facsimile (772) 781-4778. Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Director Compensation

We do not pay cash compensation to our Directors for service on our Board. Non-employee members of our Board receive automatic initial and annual grants of restricted stock and stock options. Please see “Automatic Board Grants” below for a further description. Directors are reimbursed for reasonable expenses incurred in attending meetings and carrying out duties as Board and committee members.

2012 Director Compensation

Name (a)	Stock Awards ($)(c)(1)	Option Awards ($)(d) (1)	Total ($)(j)
Joe Allbaugh (2)	—	—	—

Gene Davis (3)	—	36,852	36,852

D. Stephen Keating (4)	40,000	14,741	54,741

Jimmac Lofton (5)	—	65,864	65,864

———————

(1)

This represents the fair value of the award as of the grant date in accordance with FASB ASC Topic 718. These amounts represent awards that are paid in shares of common stock or options to purchase shares of our common stock and do not reflect the actual amounts that may be realized by the directors.

(2)	Resigned in February 2012.
(3)	Represents 210,000 five-year stock options (exercisable at $0.48 per share). The options vested on June 30, 2013.
(4)	Represents 84,000 shares of common stock and 84,000 five-year stock options (exercisable at $0.48 per share). The options and shares vested on June 30, 2013.
(5)

Appointed in March 2012. Includes 129,230 five-year stock options (exercisable at $0.62 per share). The options vest in three equal increments on March 15, 2013, 2014 and 2015, subject to continued service on the applicable vesting date. Also includes 105,000 five-year stock options (exercisable at $0.48 per share). The options vested on June 30, 2013.

Effective in January 2013, Mr. Dean Becker was appointed a director of Ecosphere. Mr. Becker waived his right to an automatic equity grant under the Plan.

Automatic Board Grants

Effective 10 days from the date on which a non-employee director is first elected or appointed, whether elected by the shareholders of the Company or appointed by the Board to fill a Board vacancy, he or she shall receive an automatic grant of restricted stock (or restricted stock units (“RSUs”) if selected by the director with such delivery deferral as the director may select) and options with the number of shares, RSUs and options based upon Fair Market Value as defined in the Plan.

Initial Grants	Options	Restricted Stock

Initial appointment as Chairman of the Board	$75,000	$75,000
Initial election or appointment of a non-employee director	$40,000	$40,000
Initial appointment as a Director Advisor	$15,000	$10,000

Annual Grants and Other Grants

On July 1st of each year, each non-employee director (or director advisor) receives an automatic grant of restricted stock and options with the number of shares and options based upon Fair Market Value (as defined in the Plan).

	Options	Restricted Stock

Chairman of the Board	$40,000	$40,000
Non-employee director	$25,000	$25,000
Director advisor	$10,000	$5,000
Initial appointment of and annual grant to a non-employee director serving as lead director or chairman of the following: Audit Committee, Compensation Committee and other committees at the discretion of the Compensation Committee	$15,000	$15,000
Initial appointment of and annual grant to a non-employee director serving on the following: Audit Committee, Compensation Committee and other committees at the discretion of the Compensation Committee	$10,000	$10,000

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership of Ecosphere’s securities and changes in reported ownership. Officers, directors and greater than 10% shareholders are required by SEC rules to furnish Ecosphere with copies of all Section 16(a) reports they file. Based solely on a review of the reports furnished to us, or written representations from the individuals that all reportable transactions were reported, we believe that during 2012, our officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a).

Related Person Transactions

On January 8, 2013, Ecosphere and Dean Becker LLC, or the “Consultant”, an entity controlled by Dean Becker, a director of Ecosphere, entered into a Consulting Agreement which can be terminated on 30 days’ notice. Under the Consulting Agreement, the Consultant assists Ecosphere in accelerating the deployment of Ecosphere’s patented Ozonix® technology in fields beyond U.S. onshore energy production. In addition, the Consultant assists in further monetizing Ecosphere’s ownership interest in its energy subsidiary. In consideration for its services, the Consultant receives a fee of $250,000 per year. Additionally, the Consultant was granted 3,150,000 five-year stock options exercisable at $0.35 per share. As additional compensation, the Consultant will receive 2% of all revenues generated from the sale or license of Ecosphere’s intellectual property that was consummated as a result of introductions from the Consultant or negotiation assistance from the Consultant.

Effective January 8, 2013, Ecosphere and Charles Vinick, a director of Ecosphere, entered into a one-year Consulting Agreement. In connection with his Consulting Agreement, Mr. Vinick is entitled to receive fees of $275,000 and be reimbursed for health insurance costs. Additionally, Mr. Vinick was granted 1,050,000 five-year stock options exercisable at $0.38 per share. The options will vest quarterly in four equal increments over the one-year consulting period subject to continued service on each applicable vesting date.

Jacqueline McGuire and Michael Donn, Sr., are the wife and brother-in-law of Mr. Dennis McGuire, our Chairman of the Board and Chief Executive Officer. We also employ four other members of their families including two of Mr. and Mrs. McGuire's children. We believe that based upon the services we receive from these related parties the compensation is fair to us. See “Executive Compensation” for further information.

Review, Approval or Ratification of Transactions with Related Persons

Ecosphere’s Code of Ethics requires that all employees and directors avoid conflicts of interests that interfere with the performance of their duties or are not in the best interests of Ecosphere. In addition, pursuant to its written charter, the Audit Committee has the sole authority to review and approve all related party transactions, after examining each such transaction for potential conflicts of interest and other improprieties. The Audit Committee has not adopted any specific written procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of Ecosphere’s common stock beneficially owned as of the record date by (i) those persons known by Ecosphere to be owners of more than 5% of our common stock, (ii) each director, (iii) each Named Executive Officer (as described in our Summary Compensation Table on page 20) and (iv) all executive officers and directors as a group. Unless otherwise noted in the footnotes below, the address of the shareholder is c/o Ecosphere Technologies, Inc. 3515 S.E. Lionel Terrace, Stuart, FL 34997.

		Amount
	Name of	Beneficially	Percent of
Title of Class	Beneficial Owner	Owned (1)	Class (1)

Common Stock	Charles Vinick (2)	3,338,547	2.0%

Common Stock	Adrian Goldfarb (3)	2,467,500	1.5%

Common Stock	Dennis and Jacqueline McGuire (4)	26,566,509	14.1%

Common Stock	Michael Donn, Sr. (5)	2,141,845	1.3%

Common Stock	Robert Cathey (6)	1,080,000	*

Common Stock	Dean Becker (7)	1,050,000	*

Common Stock	David Brooks (8)	0	0%

Common Stock	Jimmac Lofton (9)	162,660	*

Common Stock	Gene Davis (10)	622,185	*

Common Stock	Stephen Keating (11)	1,940,278	1.2%

Common Stock	All directors and executive officers as a group (9 persons) (12)	35,822,024	18.4%

———————

* Less than 1%

(1)

Applicable percentages are based on 162,964,027 shares outstanding on the record date adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock underlying options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of the record date are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. These shares are also included in the shareholders beneficial ownership. The table does not include unvested options. Unless otherwise indicated in the footnotes to this table, Ecosphere believes that each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.

(2)	Vinick: Mr. Vinick is a director and a former executive officer. Includes 2,646,454 shares of common stock issuable upon the exercise of vested options.
(3)	Goldfarb: Mr. Goldfarb is a former executive officer. Represents shares of common stock issuable upon the exercise of vested options.
(4)

McGuire: Includes 25,189,500 shares issuable upon the exercise of vested options owned by Mr. McGuire and 525,000 shares issuable upon the exercise of vested options owned by Mrs. McGuire. Mr. McGuire disclaims beneficial ownership of the securities held solely in Mrs. McGuire’s name and Mrs. McGuire disclaims beneficial ownership of the securities held solely in Mr. McGuire’s name, and this disclosure shall not be deemed an admission that either is the beneficial owner of the other’s securities solely held in that person’s name for any purpose. Both Mr. and Mrs. McGuire are executive officers and Mr. McGuire is a director.

(5)	Donn: Mr. Donn is a director and an executive officer. Includes 1,575,000 shares of common stock issuable upon the exercise of vested options.
(6)

Cathey: Mr. Cathey is the Chief Executive Officer of EES (now FNES). He is no longer an employee or considered an executive officer since we no longer control FNES. Represents shares of common stock issuable upon the exercise of vested options.

(7)	Becker: Mr. Becker is a director. Represents shares of common stock issuable upon the exercise of vested options which are beneficially owned by an entity controlled by Mr. Becker.
(8)	Brooks: Mr. Brooks is a director nominee.
(9)	Lofton: Mr. Lofton is a director. Represents shares of common stock issuable upon the exercise of vested options.
(10)	Davis: Mr. Davis is a director. Includes 513,315 shares of common stock issuable upon exercise of vested options.
(11)	Keating: Mr. Keating is a director. Includes 281,362 shares of common stock issuable upon exercise of vested options.
(12)	All D&Os: Excludes ownership of our former Chief Financial Officers and Mr. Cathey.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Ecosphere’s Vision

Ecosphere Technologies, Inc. is a water engineering, technology licensing and innovative U.S. manufacturing company that develops environmental water treatment solutions for industrial markets throughout the world. The Company is a leader in emerging advanced oxidation processes and has an extensive portfolio of intellectual property that includes five approved United States patents and more than thirteen patents pending for the Ecosphere Ozonix® process. The patented Ecosphere Ozonix® process is a revolutionary advanced oxidation process that is currently being used by customers to reduce costs, increase treatment efficiencies and eliminate harmful chemicals from wastewater treatment operations around the United States. Ozonix® can be used to replace chemicals in a wide variety of industries and applications, including but not limited to agriculture, energy, food and beverage, industrial, mining, marine, and municipal wastewater treatment.

Ecosphere’s first successful intellectual property commercialization project was a patented coatings removal process that removed paint from large ships in the heavy marine industry. This important transformational environmentally friendly technology was invented, designed and commercialized by our founder, Mr. Dennis McGuire, and is presently being used by some of the world’s most prestigious ship repair facilities.

Prior to our sale of that technology to a private equity firm in 2007, our founder and Chief Executive Officer, Mr. Dennis McGuire, invented and patented our Ecosphere Ozonix® advanced oxidation process designed to recycle high volumes of water while eliminating the need for toxic chemicals used during hydraulic fracturing operations in the natural gas exploration industry. With this innovative technology, Ecosphere's Ozonix technology has now been used to treat over 3 billion gallons of water on over 800 wells substantially increasing our revenue over four years to more than $31 million in 2012. Since 2009, Ecosphere’s revenue has been primarily generated by providing our patented Ozonix® technology to natural gas exploration companies to be used during hydraulic fracturing operations. With the change in control of our former oil and gas subsidiary, now known as Fidelity National Environmental Solutions, LLC (“FNES”) and our owning less than less 50% of that company, our focus has changed. That company is now being managed by a Fortune 500 company with assistance from two of our executives who serve as members of FNES' board of directors. With this change, we are focusing on expanding Ozonix to other industries. We expect to seek to raise capital in the near future for a mining subsidiary, Ecosphere Mining, LLC, and a waste water subsidiary, Ecosphere Municipal, LLC. Our Ozonix® technology has the potential to be applied across numerous industries that are challenged by bacteria growth corrosion and fouling caused by microbiologically induced corrosion and fouling that occurs as a result of bacteria and biofilm of growth in industrial waste waters. Potential applications include the mining industry, agricultural industry, food processing industry, pulp and paper industry, coal energy industry, nuclear power industry, refineries, municipal waste water plants, chemical plants and other industrial processes.

Following our business model, we have received five U.S. patents for our Ozonix® technology. Ecosphere has provided direct water treatment services to oil and gas exploration companies to date to demonstrate proof of concept and generated significant revenue from commercialization of the Ozonix® technology.

Compensation Philosophy

We believe there are three overriding factors that must underscore the compensation that we pay our executive officers. The compensation package must be (i) fair; (ii) competitive with other small cap or microcap issuers that have similar potential and risk; and (iii) provide incentive to motivate our executive officers to produce exceptional shareholder value. In addition, Mr. McGuire, as our founder and inventor of all of our innovative technology, provides unique skills for which the Board has decided he should be compensated as a founder/inventor. His compensation package has been designed to meet the criteria stated above and to incentivize him to remain with the Company well into the future.

We believe that central to our future success is our ability to attract, retain and motivate individuals with exceptional talent who are passionate about our corporate mission and achieving the profitable long-term growth of our business. We believe that our compensation programs provide the proper incentive for high performance by linking compensation to the success of Ecosphere in a transparent and easily understood manner while, at the same time, properly balancing the risk-reward ratio of the various elements of our compensation programs. The primary tools used by the Board include annual base salary, short-term (cash) incentive compensation and long-term (stock options) incentive compensation.

The following compensation philosophy is the framework upon which we have and will base all compensation decisions for our executives and other employees. Recognizing that we have treated Mr. McGuire differently, all of our growth came from Mr. McGuire’s leadership. As 2012 evolved, we saw we would reach $31 million in revenue, be profitable and generate positive cash flow from operations. In addition, we saw 2013 as another year of continued growth.

Item	Components	Comments
Base Salary	Annual base salary.	Rewards individual performance and may vary based upon Ecosphere’s performance.
Annual Bonus	Cash reward paid to executives on an annual basis where appropriate.

Should be based upon meeting pre-determined metrics based upon overall company performance as well as individual performance. However, also permits the Board to award discretionary bonuses based on unique circumstances.

Equity and Other Incentives	Generally provide for long-term incentives that may provide value over multi-year period; now 100% stock options except for unique compensation payable to Dennis McGuire.	Rewards executives for Ecosphere’s stock price appreciation. Options are viewed as the best fit for a high-growth company.
Total Direct Compensation	Base salary plus annual bonus plus long-term incentives.
Benefits	Health insurance and other non-cash benefits.	Except for life insurance provided to Dennis McGuire generally broad-based benefits including participation in a 401-k plan that applies to all employees.

We believe that base salary should provide a secure base of compensation that is competitive in the marketplace. We intend to design the annual bonus and long-term incentives to link the incentive compensation of our key executives, including our named executive officers, with both the annual and long-term success of Ecosphere. The annual incentives will link compensation with company-wide and individual targets to motivate our employees, including our named executive officers, to meet short-term goals. The long-term equity incentives link compensation to the long-term growth and success of Ecosphere as measured by what we hope will be appreciation in our stock price. We believe that this bifurcation of linkage properly balances short-term and long-term incentives. By providing substantial potential benefits from annual bonuses and stock appreciation, we believe we help align our executives’ interest with our shareholders’ interest and motivate our executives to drive profitable growth of our business in an appropriate manner. Although competitive compensation is a factor, we did not engage in benchmarking when we approved a new compensation package for Mr. Dennis McGuire, our founder and Chief Executive Officer. Nonetheless, our Compensation Committee was cognizant of compensation paid by similarly-sized small companies. The following intellectual property was invented by Mr. McGuire and assigned to Ecosphere:

Ozonix® Patents

• United States Patent: No. 8,318,027

• United States Patent: No. 7,785,470

• United States Patent: No. 7,943,087

• United States Patent: No. 7,699,994

• United States Patent: No. 7,699,988

Other Patents

• United States Patent: No. 5,628,271

• United States Patent: No. 5,849,099

• United States Patent: No. 6,287,389

• United States Patent: No. 6,425,340

• United States Patent: No. 6,564,815

• United States Patent: No. 6,595,152

• United States Patent: No. 6,604,696

• United States Patent: No. 6,745,108

Role of Our Compensation Committee

Our Compensation Committee has taken a very active role in negotiating the compensation of our Chief Executive Officers and in negotiating Mr. McGuire’s compensation arrangements in all of the roles he has had. All of the compensation decisions made by our Board were first approved and recommended by the Compensation Committee.

Factors Used by Compensation Committee and Board of Directors in Determining McGuire Compensation Packages as well as Other Executives

In establishing executive compensation, our Compensation Committee and our Board have both relied upon the compensation philosophy expressed above in this Compensation Discussion and Analysis. However, in negotiating the new compensation package for Dennis McGuire, the Compensation Committee and the Board also relied on the other factors described below. Mr. McGuire’s compensation arrangements were in part based upon concern that he was in many respects a highly valued executive officer due in part to his unique inventor/entrepreneurial skills and his strong technical and sales skills which would have made it extraordinarily difficult to recruit a replacement capable of continuing our accelerated growth.

In late 2010, the Hydrozonix transaction was in its infancy, although we believed that we would ultimately reach an agreement with them. Both our Compensation Committee and Board believed that without Mr. McGuire’s full commitment the Hydrozonix transaction would not be consummated. While our then Chief Executive Officer, Mr. Charles Vinick, and our then Chief Financial Officer played an important role in negotiating the ultimate legal agreement with Hydrozonix, Mr. McGuire played a fundamentally important role in developing the initial business relationship, selling the value and capabilities of the technology to the principals of Hydrozonix, and negotiating the technological aspects of that agreement that led to the completion of the due diligence of the Ozonix® technology by Hydrozonix and the final signature on the agreement.

2009-2012 Growth

After we sold our ship stripping business in 2007, our operating revenues were not material. Prior to closing the sale, Mr. McGuire had invented and developed our Ozonix® technology. Following the Ecosphere business model, multiple versions of the Ozonix® technology have been developed. Patent applications and awards, proof of concept, commercialization and licensing have followed.

The summary financial information taken from our audited financial statements reflect the substantial growth in revenue, improved cash flow and reduction in indebtedness, all directly related to the development and commercialization of the patented and proprietary Ozonix® technology.

Total ($)
Revenue (in '000s)
Year Ended 2012
Equipment Sales/Licensing	22,602
Field Services	7,405
Aftermarket Parts (2012)	1,125
Year Ended 2011
Equipment Sales/Licensing	11,460
Field Services	9,628

Total ($)
Operating Cash Flow
Generated
Year Ended 2012	3,869
Year Ended 2011	2,611

Debt
December 31, 2012	1,682
December 31, 2011	2,363

Earnings (Loss) Per Share
Year Ended 2012	0.00
Year Ended 2011	(0.05)

The above financial data individually and as a whole reflect the substantial improvement in our financial condition and prospects resulting primarily from the cutting edge technology invented and developed by Mr. McGuire and the key commercial agreements we entered into as a result of Mr. McGuire’s efforts. In addition, Mr. McGuire is directly involved in every step of the technology development and delivery process from design through component specification and manufacturing to sales, testing and delivery. Mr. McGuire’s responsibilities involve the management of the outsourcing and contracting with the major component suppliers of the Ozonix® technology. Mr. McGuire has made extremely valuable contributions overseeing the entire design, development and manufacturing process of the EF80 units which we were required to build to exacting technical standards mandated by our written agreement with Hydrozonix. As the result of his tireless efforts, we continued to improve the EF80 units each quarter and in 2012 generated $1.1 million in revenue from the sale of aftermarket parts which included these improvements.

In the context of this dynamic change in Ecosphere’s business, rapid growth and attaining net income, our Compensation Committee held continual meetings in 2012 as our then Chief Executive Officer, Charles Vinick, and our counsel sought to secure the services of Mr. McGuire to a long-term contract precluding him from leaving Ecosphere and developing new competitive technologies. The impact of such an event would threaten Ecosphere’s viability and devastate its loyal shareholder base.

Dennis McGuire’s Unique Role

Since founding Ecosphere in 1998, Mr. Dennis McGuire has invented all of our technologies. His inventions have fueled our corporate goals and visions.

In addition to being the principal inventor of all of our technologies, Mr. McGuire has been our principal salesman. It was his vision and drive as well as financial support that permitted Ecosphere to continue in operations when the Company was periodically faced with substantial cash flow difficulties. In 2004, Mr. McGuire and his wife loaned $1 million which they later converted to common stock at $1.00 per share. Thereafter, from time to time, Mr. and Mrs. McGuire made interim loans to us to permit Ecosphere to sustain its operations. In 2006, Mr. McGuire together with members of the senior management team agreed to a substantial reduction in compensation and from time to time when we could not meet payroll, Mr. McGuire and other senior officers simply deferred receipt of their salaries.

Mr. McGuire invented cutting-edge technology, the innovative Ozonix® technology, that has significant potential to provide economic and environmental benefits. As a result of those inventions, Ecosphere was poised for significant future growth as 2012 came to a close.

This Ozonix® technology has been validated in both the gas and oil drilling industries. Furthermore, because of its broad potential to treat wastewater across a wide spectrum of industries in a cost effective and environmentally safe manner, we are currently seeking partners to assist us to broaden the usage of our Ozonix® technology outside the gas and oil exploration industries as well as seeking to jump start the U.S. onshore oil and gas service business and expand that business offshore and internationally.

In order to be able to convince a company like Hydrozonix to invest substantially in marketing and deploying our Ozonix® technology, we had to first prove that it was commercially viable. We did so by securing two long-term contracts with two major energy exploration companies. Like every other commercial agreement we entered into over our 15-year history, the agreements with these two energy companies came about from Mr. McGuire’s efforts as our chief salesman and business development person due to his unique knowledge of the process he invented and pioneered in the oil and gas industries. Ultimately the Hydrozonix licensing agreement arose as a result of Mr. McGuire’s efforts, although our then Chief Executive Officer and other senior executive officers played an important role in negotiating and finalizing that agreement with Hydrozonix.

Dennis McGuire’s Positions with Ecosphere

Dennis McGuire and his wife Jacqueline McGuire, our Senior Vice President of Administration and Corporate Secretary, founded Ecosphere in 1998. Since September 2005, Mr. McGuire has either been our Chief Executive Officer, Co-Chief Executive Officer or Chief Technology Officer as evidenced from the chart below.

Date	Title
March 14, 2013 to Date	Chief Executive Officer
January 18, 2011 to Date	Chief Technology Officer
January 12, 2008 to August 1, 2009	Chief Technology Officer
August 1, 2009 to January 18, 2011	Chief Executive Officer
June 17, 2008 to November 12, 2008	Co-Chief Executive Officer
September 29, 2005 to June 17, 2008	Chief Executive Officer

Description of Named Executive Officer Compensation

2012 Dennis McGuire’s Compensation Arrangement

In December 2012, the Company approved entering into a new three-year Employment Agreement and a Royalty Agreement for Mr. McGuire. The two agreements have been executed as of April 26, 2013 and were effective as of January 1, 2013. In negotiating these agreements Mr. McGuire recognized that if 2013 and future years reflected the growth pattern that the Company was experiencing, his total compensation would significantly increase. At the same time, he contended that he bore the risk of not receiving the incentive compensation under his Royalty Agreement.

Employment Agreement

•

Base Salary. Mr. McGuire’s annual base salary is $450,000. The base salary may be increased at the discretion of the Company’s Compensation Committee based upon the Company’s progress in achieving its goals and objectives. In essence, the base salary is a draw against the royalties described below.

•

Stock Option Grant. We granted Mr. McGuire 6,300,000 five-year stock options, exercisable at $0.34 per share with one-third vesting immediately and the balance vest in two equal increments on January 1, 2014 and 2015, subject to continued employment on each applicable vesting date.

•

Insurance. During the term of the Employment Agreement, the Company will pay, or reimburse Mr. McGuire for, the premiums payable in connection with a $3 million term life insurance policy of which the beneficiaries shall be designated by Mr. McGuire.

Royalty Agreement

Under the Royalty Agreement Mr. McGuire is entitled to receive royalties equal to 4% of the Company’s revenues generated from the patents and inventions which were created by him (the “Inventions”) less any Base Salary paid to him. In addition to the royalties paid on revenues, the royalties will also be paid on any consideration the Company receives or its shareholders receive from a merger or sale of our assets outside of the ordinary course of business relating to the Inventions plus consideration received by our shareholders from exchange offer or tender offer, as well as proceeds received by the Company from outstanding debt conversions (for all new debt issued beginning January 1, 2013) and sales of the Company’s equity securities. Royalty payments will be paid for the life of all Inventions regardless of whether Mr. McGuire remains an employee of the Company. Under the Royalty Agreement, the Company granted Mr. McGuire a first-priority perfected security interest in all of the Inventions and all revenues generated from the Inventions to secure payments owed to him under the Royalty Agreement. Provided that the Company is not in default of the Royalty Agreement, Mr. McGuire will assign his rights to any technology invented by him during the term of his Employment Agreement. Prior to a change of control of the Company, the Royalty Agreement requires Mr. McGuire to agree to reasonable extensions of time if the Company suffers unforeseen cash flow problems.

With the sudden unanticipated default by Hydrozonix in the first quarter of 2013, Mr. McGuire experienced the effects of the risk with respect to his incentive compensation and ceased receiving the 4% of revenues he previously received from Hydrozonix. Since the Hydrozonix relationship terminated, Mr. McGuire's royalties from operating revenue have been reduced. Because his Royalty Agreement is designed to compensate him for the sale of any interest in the patents he invented, he was eligible to receive 4% of the proceeds from FNES' two 2013 purchases, subject to the limitation in the above paragraph relating to his Base Salary. Due to this limitation, Mr. McGuire has received approximately $305,000 from the $10 million of proceeds Ecosphere received from the sales of FNES units earlier in 2013.

2011 Dennis McGuire’s Compensation Arrangement

With his two-year compensation arrangement expiring in April 2011, our Compensation Committee in late 2010 again reviewed Mr. McGuire’s efforts and critical role in our operations. Because it felt that the 3% of revenues he was receiving was not necessarily tied to any operating successes, it sought to keep Mr. McGuire’s future compensation keyed to appropriate performance standards while at the same time recognizing his role as the inventor of all of our technology. As the discussions were ensuing, the Compensation Committee and the Board were both aware of the fact that negotiations were proceeding with the principals of Hydrozonix relating to a transaction which was expected to result in a significant and positive benefit to Ecosphere. This culminated in our executing the Hydrozonix agreement in March 2011.

Accordingly, on January 2, 2011 our Board awarded Mr. McGuire a new compensation package consisting of a base salary, an annual performance bonus, a special performance bonus and an additional long-term incentive in recognition of his unique role as principal inventor of Ecosphere’s technology and his role in bringing about the Hydrozonix agreement.

•

Base Salary. Mr. McGuire’s annual base salary was set at $250,000 increasing to $450,000 when Hydrozonix commenced paying Ecosphere an overhead fee with the proviso that if the initial two Ozonix® units were not accepted by Hydrozonix, the annual salary would revert back to $250,000. The overhead fee was paid in March and the salary increased accordingly. The initial two units were manufactured and were accepted by Hydrozonix in September 2011.

•

Annual Performance Bonus. The Board agreed to set annual performance targets of three levels with the middle level, if met equal to 75% of base salary. No targets were set for 2011.

•

Special Performance Bonus. We agreed to pay Mr. McGuire 4% of the funds received by Ecosphere (including any wholly-owned subsidiary) from the sale of all or substantially all of our assets or licensing of technology invented by Mr. McGuire.

•

Long-Term Incentive Bonus. We agreed to pay Mr. McGuire 4% of the manufacturing fees (exclusive of direct manufacturing costs and labor), 4% of the license fees, and 4% of the royalties, payable upon receipt of funds by Ecosphere from Hydrozonix. This bonus was to continue as long as we receive payments notwithstanding the fact that Mr. McGuire may no longer be employed by us.

•

Stock Option Grant. We granted Mr. McGuire 9,450,000 five-year non-qualified options, exercisable at $0.46 per share with one-third of the options vesting upon execution of the Hydrozonix agreement and the balance vesting over the two-year term of the Hydrozonix agreement.

In November 2011, we modified the Long-Term Incentive Bonus to clarify that Mr. McGuire shall receive 4% of the Hydrozonix manufacturing and licensing fees and clarify that all parts of this Hydrozonix bonus are based upon payments to Ecosphere and/or EES (now FNES). The clarification arose to resolve a difference between a Term Sheet Mr. McGuire executed and the January Board Resolution. The November Resolution was recommended by our Compensation Committee and passed by our Board.

Other Named Executive Officers

The other named executive officers are the additional executives listed in the Summary Compensation Table. The details of their compensation arrangements are provided beginning on page 18.

2012 Bonuses

At the beginning of 2012, the Compensation Committee set certain performance criteria for its Named Executive Officers which were not communicated to the individuals. The Named Executive Officers’ performance bonuses place emphasis on the performance of the Company as a whole and the individual results specific to each Named Executive Officer. This provides for flexibility to allow the Compensation Committee to adjust individual awards downward if warranted based on an executive’s individual performance. The individual result percentage includes each Named Executive Officer’s achievement of individual goals and factors considered important by the Compensation Committee.

The following describes the performance targets and the achievement of the performance targets in 2012:

Named Executive Officer	Performance Factors	Target Bonus	Individual Result Percentage
Charles Vinick	Financial results, building stockholder value, investor relations and expanding the Company’s business	50% of base salary	91%
Barbara Carabetta	SEC filings and other duties performed by a Chief Financial Officer	25% of base salary	29%
Dennis McGuire	Financial results, building stockholder value through the creation of new inventions and initiating new verticals	75% of base salary	100%
Michael Donn, Sr.	Financial results and improving the Company’s operations	35% of base salary	49%

There were no performance factors set for 2013. In 2013, Mr. Donn was awarded a $33,000 bonus of which $24,750 was paid as of the record date.

Report of Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with management and based on such review and discussion has recommended to our Board that the Compensation Discussion and Analysis section be included herein.

Compensation Committee Jimmac Lofton, Chairman

Summary Compensation Table for 2012

The following information relates to the compensation for 2012, 2011 and 2010 to each person serving as Chief Executive Officer and Chief Financial Officer during 2012, and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of 2012 whose compensation exceeded $100,000, which we refer to as “Named Executive Officers.”

					Non-Equity		All
				Option	Incentive Plan		Other
Name and Principal Position	Year	Salary	Bonus	Awards	Compensation		Compensation		Total
(a)	(b)	($)(c)	($)(d)(1)	($)(f)(2)(3)	($)(g)		($)(i)		($)(j)

Charles Vinick	2012	275,000	150,000	31,883	—		43,906	(4)	500,789
Chief Executive Officer	2011	263,542	100,000	314,640	—		29,108	(4)	707,290
	2010	51,563	—	626,724	—		—		678,287

Barbara Carabetta (5)	2012	136,000	10,000	5,314	—		—		151,314
Former Interim Chief Financial Officer

Adrian Goldfarb (6)	2012	73,937	—	10,628	—		28,828	(7)	113,393
Former Chief Financial Officer	2011	168,750	7,500	—	—		18,329	(7)	194,579
	2010	141,815	—	151,955	—		5,673	(7)	299,443

Dennis McGuire	2012	450,000	337,000	—	324,800	(8)	31,275	(9)	1,143,075
Chief Technology Officer	2011	400,000	270,000	3,006,180	162,400	(8)	30,890	(9)	3,869,470
	2010	325,000	—	3,828,398	151,736	(8)	27,012	(9)	4,332,146

Michael Donn, Sr.	2012	175,000	30,000	31,883	—		6,906	(10)	243,789
Chief Operating Officer	2011	146,250	7,500	—	—		5,869	(10)	159,619
	2010	129,807	—	289,251	—		3,894	(10)	422,952

Robert Cathey (11)	2012	125,000	25,000	—	58,576	(12)	6,000	(13)	214,576
Chief Executive Officer of EES	2011	125,000	—	—	56,716	(12)	6,000	(13)	187,716

———————

(1)

The amount in the bonus column represents cash bonuses. Mr. Vinick received an additional $25,000 bonus in 2012 which was intended to be for 2011 service. Because Ecosphere had only accrued $100,000 for 2011, the extra $25,000 which the Board approved is listed under 2012.

(2)

The amounts in these columns represent the fair value of the award as of the grant date as computed in accordance with FASB ASC Topic 718 and the SEC disclosure rules. These amounts represent awards that are paid in options to purchase shares of our common stock and do not reflect the actual amounts that may be realized by the Named Executive Officers. Please note that the total compensation listed for any officer or Director in a particular year does not necessarily represent what the executive may realize in cash earnings during that period. Equity compensation is variable and depends on both the stock price and the exercise price of options. In some cases the executive may receive no compensation where options are either "under water" or expire "under water". In some cases, the executive may owe taxes on the grant ahead of any realization of gains in cash. The amounts listed for options are estimates of the value based on a number of inputs to the BSM model and are purely for the basis of accounting for the expense of the equity. See Note 16 to our consolidated financial statements for valuation inputs.

(3)	See the section entitled Named Executive Officer Compensation Arrangements below for a description of these option grants
(4)	Represents travel expenses related to Mr. Vinick’s travel to and from the Company’s headquarters.
(5)	Ms. Carabetta began serving as our interim Chief Financial Officer on October 3, 2012.
(6)	Mr. Goldfarb resigned as Chief Financial Officer on October 3, 2012.
(7)	For 2012, represents 401(K) contributions and consulting fees. For 2011, represents reimbursements for re-location expenses and 401(K) contributions. For 2010, represents 401(K) contributions.
(8)	Represents cash payments for commissions paid. Refer to Named Executive Officer Compensation Arrangements below for a description of these commissions.
(9)	Represents 401(K) contributions and life insurance premiums paid by Ecosphere for life insurance which is for the benefit of Mr. McGuire’s beneficiaries.

(10)	Represents 401(K) contributions.
(11)	Mr. Cathey began serving as the Chief Executive Officer of EES (now FNES) in April 2011. He is no longer an employee or considered an executive officer since we no longer control FNES.
(12)	Represents cash payments for commissions paid.
(13)	Represents automobile allowance.

Grants of Plan-Based Awards in 2012

The following table provides information about equity-awards granted to each Named Executive Officer that received awards in 2012. This information supplements the information provided in the Summary Compensation Table above.

		All Other	All Other
		Stock	Option		Grant
		Awards:	Awards:	Exercise	Date Fair
		Number of	Number of	or Base	Value of
		Shares of	Securities	Price of	Stock and
	Grant	Stock or	Underlying	Option	Option
Name	Date	Units	Options (1)	Awards ($)	Awards ($)(2)

Charles Vinick	1/3/2012	—	157,500 (3)	0.42	31,883

Michael Donn	1/3/2012	—	157,500 (3)	0.42	31,883

Adrian Goldfarb	1/3/2012	—	157,500 (4)	0.42	31,883

Barbara Carabetta	1/3/2012	—	26,250 (5)	0.42	5,314

———————

(1)	All of these grants were stock options which were granted under the Plan.
(2)

These amounts do not reflect the actual economic value realized by the Named Executive Officer. In accordance with SEC rules, this column represents the grant date fair value of each equity award. The grant date fair value is generally the amount Ecosphere would expense in its financial statements over the award’s service period, but does not include a reduction for forfeitures.

(3)	The options vest each June 30th and December 31st over a three year period, with the first vesting date being June 30, 2012, subject to continued employment.
(4)	Of the 157,500 options granted to the former Chief Financial Officer, one-third vested and the remaining were forfeited.
(5)	Of the 26,250 options granted to the former interim Chief Financial Officer, one-third vested and the remaining were forfeited.

Named Executive Officer Compensation Arrangements

Described below are the compensation packages our Board approved for our Named Executive Officers. The compensation arrangements were approved by our Board based upon the recommendation of our Compensation Committee, which conducted a thorough review over an extensive period of time.

Charles Vinick

Effective January 18, 2011, upon becoming Chief Executive Officer, Mr. Vinick began receiving an annual base salary of $275,000 per year. Additionally, Mr. Vinick was granted 1,050,000 five-year non-qualified options (exercisable at $0.46 per share). Of the options, one-fourth vested upon his becoming Chief Executive Officer. The balance vested in equal increments on June 30, 2011 and December 31, 2011. Prior to being appointed Chief Executive Officer, Mr. Vinick received an annual salary of $225,000 and was granted 1,000,000 five-year non-qualified stock options exercisable at $0.78 per share for service as Executive Chairman. Of the options: (i) one-fourth vested and (ii) the remaining were relinquished upon being appointed Chief Executive Officer. We also paid travel and related expenses for Mr. Vinick to travel from his California home to our Florida offices.

Mr. Vinick resigned as Chief Executive Officer in January 2013. In connection with his resignation, Mr. Vinick agreed to serve as a consultant to Ecosphere. Under the Consulting Agreement, Mr. Vinick is entitled to be paid $275,000 and entitled to have his health insurance costs reimbursed. Mr. Vinick was also granted 1,050,000 five year stock options exercisable at $0.38 per share which vest in four equal increments over the one-year consulting period, subject to continuing to provide consulting services on each applicable vesting date. In December 2012, in recognition of his performance during 2012, the Board awarded Mr. Vinick, a cash bonus of $125,000. See page 19.

Barbara Carabetta

From October 3, 2012 until January 30, 2013, Ms. Carabetta served as interim Chief Financial Officer. Ms. Carabetta received a base salary of $136,000 per year for her service as interim Chief Financial Officer. Prior to being appointed interim Chief Financial Officer, Ms. Carabetta was granted (i) 105,000 five-year stock options exercisable at $0.43 per share, of which one-third vested prior to her resignation and (ii) 26,250 five-year stock options exercisable at $0.42 per share, of which one-third vested prior to her resignation. In December 2012, in recognition of her performance during 2012, the Board awarded Ms. Carabetta, a cash bonus of $10,000.

Adrian Goldfarb

Mr. Goldfarb received an annual salary of $168,750, which increased to $175,000 in January 2012. In January 2012, the Board granted him 157,500 stock options exercisable at $0.42 per share. In December 2011, the Board approved a performance bonus of $7,500 for 2011 that was paid in February 2012. Mr. Goldfarb resigned as full-time Chief Financial Officer effective May 10, 2012. Mr. Goldfarb remained with Ecosphere until the appointment of Ms. Carabetta. During the interim period, Mr. Goldfarb was paid on a daily rate basis.

Dennis McGuire

In January 2011, our Board approved a new employment arrangement for Mr. McGuire. His salary of $250,000 per year increased to $450,000 in March 2011, upon Ecosphere receiving an overhead fee from Hydrozonix.

Mr. McGuire’s 2011 employment arrangement provided that during the term of his employment with the Company, upon the sale of all or substantially all the assets not in the ordinary course of business and/or the licensing of technology in which Mr. McGuire was an inventor, the Company would pay Mr. McGuire a bonus equal to 4% of the total compensation received by the Company (which includes wholly-owned subsidiaries) for these transactions. The payments would continue as long as the Company receives payments.

In connection with the Hydrozonix transaction, Mr. McGuire received a fee of 4% of the manufacturing fees (exclusive of direct manufacturing costs and labor), 4% of the license fee, and 4% of the royalties, payable upon receipt of funds by Ecosphere or EES from Hydrozonix. The payments would continue as long as Ecosphere receives payments.

Ecosphere granted Mr. McGuire 9,450,000 five-year non-qualified options, exercisable at $0.46 per share. Of the options, one-third vested on March 23, 2011, at the time of the execution of the agreement with Hydrozonix, and the balance vested over the two-year term of the Hydrozonix agreement. In December 2011, in recognition of his performance during 2011, the Board awarded Mr. McGuire, a cash bonus of $270,000 which was paid in 2012.

In December 2012, our Board approved a new compensation arrangement for Mr. McGuire. In April 2013, Mr. McGuire signed an Employment Agreement and a Royalty Agreement. Under the Employment Agreement, he receives a base salary of $450,000 per year. Under the Royalty Agreement, Mr. McGuire will receive royalties equal to 4% of the Company’s revenues generated from the patents and inventions which were created by Mr. McGuire (the “Inventions”) less any base salary paid to Mr. McGuire. In addition to the royalties paid on revenues, the royalties will also be paid on any consideration received by the Company or its shareholders from a sale of assets outside the ordinary course of business (relating to his Inventions), merger, exchange offer or tender offer. Royalty payments shall be paid for the life of all patents in which Mr. McGuire is an inventor regardless of whether he remains an employee of the Company. He was also granted 6,300,000 five-year stock options, exercisable at $0.34 per share with one-third vesting upon his acceptance of the grant and the balance in equal increments on January 1, 2014 and 2015, subject to continued employment on each applicable vesting date. In December 2012, in recognition of his performance during 2012, the Board awarded Mr. McGuire, a cash bonus of $337,000. See page 19.

Michael Donn, Sr.

Mr. Donn received an annual salary of $146,250 which increased to $175,000 in January 2012. In December 2011, the Board approved a performance bonus of $7,500 for 2011 that was paid in January 2012. In January 2012, Mr. Donn was granted 157,500 stock options exercisable at $0.42 per share. In December 2012, in recognition of his performance during 2012, the Board awarded Mr. Donn, a cash bonus of $30,000. See page 19. In 2013, Mr. Donn was awarded a $33,000 bonus of which $24,750 was paid as of the record date.

Insurance Benefits

Ecosphere pays a portion of the premiums on a $5 million term life insurance policy owned by Mr. Dennis McGuire with the beneficiaries selected by Mr. McGuire.

Discretionary Bonuses

Each of our executive officers is eligible for discretionary bonuses as determined by the Board.

Potential Payments Upon Termination

Except for Mr. McGuire, our executive officers are not subject to any employment agreements and, accordingly, are not presently entitled to severance. Under his Employment Agreement, Mr. McGuire is entitled to severance payments if his employment is terminated upon death, disability, for Good Reason and upon a Change of Control of the Company.

If Mr. McGuire’s employment is terminated as a result of death or disability, he (or his personal representative or guardian, if applicable) will be entitled to: (i) 12 months base salary, (ii) all stock options and restricted stock previously granted to him will become fully vested and (iii) if terminated due to disability, life insurance premiums will continue to be reimbursed.

If Mr. McGuire’s employment is terminated by him as a result of:

(i)	a material breach by the Company of the Employment Agreement;
(ii)	the sale of all, or substantially all of the assets of the Company or any of its affiliates or any division thereof which utilizes his inventions;
(iii)	the sale or license of any significant portion of his inventions without the prior written consent of Mr. McGuire;
(iv)	an event occurs which triggers the issuance of rights pursuant to the terms and conditions of any Rights Agreement adopted by the Company;
(v)	a Change of Control (as described below);
(vi)	a business combination; or
(vii)	a separation from service for Good Reason as defined as set forth in Section 409 of the Internal Revenue Code of 1986,

he will be entitled to: (i) receive the balance of his base salary remaining under the three-year term, (ii) all stock options and restricted stock previously granted to him will become fully vested and (iii) his health insurance and life insurance premiums will continue to be paid for the balance of the term of the Agreement.

Change of Control generally means (i) any person becomes the beneficial owner of 50% or more of the total voting power or fair market value of the Company, (ii) within a 12 month period, any person becomes the beneficial owner of 30% or more of the Company’s voting power, (iii) the incumbent directors cease to be a majority of the directors serving on the Board within any 12 month period, (iv) the Company sells substantially all of its assets, or (v) a business combination transaction which results in the Company’s current shareholders owning less than 50% of the surviving entity’s voting power.

The following table quantifies the payment Mr. McGuire will receive in the event of the termination of employment due to disability or death.

Severance Payment	Unvested Stock Options as of March 31, 2013	Exercise Price ($)	Value Based on Closing Price as of March 31, 2013 ($)	Life Insurance ($)(1)	Total (2)

$450,000	6,300,000	0.34	600,000	3,000,000	4,050,000

———————

(1)

This does not include life insurance premiums paid on Mr. McGuire’s behalf in the event employment is terminated as a result of disability. The $3,000,000 life insurance proceeds will not be paid upon termination as a result of disability.

(2)	This table assumes that Mr. McGuire’s employment was terminated as of March 31, 2013.

The following table quantifies the payment Mr. McGuire will receive in the event he terminates employment for Good Reason or Change of Control.

Severance Payment	Unvested Stock Options as of March 31, 2013	Exercise Price ($)	Value Based on Closing Price as of March 31, 2013 ($)	Health and Life Insurance ($)(1)	Total ($)(2)

$1,350,000	6,300,000	0.34	600,000	72,542	2,022,542

———————

(1)	Represents health and life insurance premiums paid on behalf of Mr. McGuire. Does not include $3,000,000 life insurance proceeds that Mr. McGuire would receive upon his death
(2)	This table assumes that Mr. McGuire’s employment was terminated as of March 31, 2013.

Outstanding Equity Awards At 2012 Fiscal Year-End

Listed below is information with respect to unexercised options for each Named Executive Officer as of December 31, 2012:

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
	Exercisable	Unexercisable	($)	Date
Name (a)	(b)	(c)	(e)	(f)

Charles Vinick	44,546	—	0.23	2/28/14
	171,428	—	0.45	7/1/14
	183,140	—	0.41	12/21/14
	42,339	—	1.18	7/1/15
	262,500	—	0.78	8/12/15
	1,050,000	—	0.46	1/18/16
	52,500	105,000 (1)	0.42	1/2/2017

Barbara Carabetta	35,000	70,000	0.43	9/26/2016
	8,750	17,500	0.42	1/2/2017

Adrian Goldfarb	280,000	—	0.26	11/22/2013
	1,155,000	—	0.45	7/1/2014
	192,500	—	0.41	12/22/2014
	525,000	—	0.46	12/23/2015
	52,500	—	0.42	1/2/2017

Dennis McGuire	3,139,500	—	0.95	11/8/15
	2,625,000	—	0.45	7/1/14
	6,300,000	—	0.96	4/21/15
	9,450,000	—	0.46	1/3/16
	1,575,000	—	0.41	12/22/14

Michael Donn, Sr.	210,000	—	1.05	12/31/14
	262,500	—	0.41	12/22/14
	525,000	—	0.46	12/23/15
	472,500	—	0.46	12/23/15
	52,500	105,000 (1)	0.42	1/2/2017

Robert P. Cathey	315,000	—	0.36	12/23/2015
	630,000	—	0.34	11/12/2013
	63,000	—	0.46	8/26/2014

———————

(1)	These unvested options vest in four equal installments on June 30, 2013, December 31, 2013, June 30, 2014, and December 31, 2014.

Option Exercises and Stock Vested in Fiscal Year 2012

The following table provides information on stock option exercises and restricted stock award vesting for each of the Named Executive Officers during 2012.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized on	Acquired	Realized on
Name	on Exercise (#)	Exercise ($) (1)	on Vesting (#)	Vesting ($) (2)

Charles Vinick	—	—	58,140	20,349
Barbara Carabetta	—	—	—	—
Adrian Goldfarb	—	—	—	—
Dennis McGuire	—	—	—	—
Michael Donn, Sr. (3)	188,280	82,843	—	—
Robert P. Cathey	—	—	—	—

———————

(1)	Value equals the difference between the market price of the Company's common stock on the day of the transaction and the exercise price of the equity instrument.
(2)	Value derived by multiplying the number of shares vested by the market value of the underlying shares on the vesting date.
(3)	Mr. Donn cashlessly exercised 285,667 options with an exercise price of $0.15 and was issued 188,280 shares of common stock based upon a closing price of $0.44 on the date of exercise.

PROPOSAL 2. RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

Our Board has appointed Salberg & Company, PA, who we refer to as “Salberg,” to serve as our independent registered public accounting firm for the year ending December 31, 2013. This firm has acted as our auditors since August 17, 2007. Selection of Ecosphere’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders for ratification. However, we are submitting this matter to our shareholders as a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Ecosphere and its shareholders. If the appointment is not ratified, the Audit Committee will consider its options.

A representative of Salberg is not expected to be present at the Annual Meeting.

The Board recommends a vote “FOR” this proposal.

The Audit Committee, which currently consists of Charles Vinick, reviews Ecosphere’s financial reporting process on behalf of the Board, and administers our engagement of the independent registered public accounting firm. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls, and the overall quality of our financial reporting. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

The Audit Committee has met and held discussions with management and Salberg. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and Salberg. The Audit Committee reviewed with Salberg their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States.

It is not the duty of the Audit Committee to determine that Ecosphere’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles or to plan or conduct audits. Those are the responsibilities of management and Ecosphere’s independent registered public accounting firm. In giving its recommendation to the Board, the Audit Committee has relied on: (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and (2) the report of Ecosphere’s independent registered public accounting firm with respect to such financial statements.

Audit Committee’s Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit services on a case-by-case basis. In its review of non-audit services, the Audit Committee considers whether the engagement could compromise the independence of our independent registered public accounting firm, and whether the reasons of efficiency or convenience is in our best interest to engage our independent registered public accounting firm to perform the services.

All services related to audit fees, audit-related fees, tax fees and all other fees provided by Salberg during 2012 and 2011 were pre-approved by the Audit Committee in accordance with the pre-approval policy described above.

Principal Accounting Fees

The following table sets forth fees for services paid to Salberg our independent registered public accounting firm, for the years ended December 31, 2012 and 2011:

	2012	2011
Audit Fees (1)	$118,000	$116,500
Audit Related Fees (2)	20,000	—
Tax Fees (3)	—	—
All Other Fees	—	—
Total	$138,000	$116,500

———————

(1)

Audit fees – these fees relate to the audit of our annual consolidated financial statements and internal control over financial reporting and the review of our interim quarterly consolidated financial statements.

(2)	Audit related fees – these fees relate primarily to the auditors’ review of our registration statements and audit related consulting.
(3)	Tax fees – no fees of this sort were billed by Salberg during 2012 and 2011.

Audit Committee Report

The Audit Committee has:

•	reviewed the audited financial statements with management;
•

met privately with Salberg and discussed the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board or the PCAOB;

•

received the written disclosures and the letter from Salberg, as required by the applicable requirements of the PCAOB regarding Salberg’s communications with the Audit Committee concerning independence, and has discussed with Salberg their independence with Ecosphere; and

•

in reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

This report is submitted by the Audit Committee:

Charles Vinick

The above Audit Committee Report is not deemed to be “soliciting material,” is not “filed” with the SEC and is not to be incorporated by reference in any filings that Ecospheres files with the SEC.

OTHER MATTERS

Ecosphere has no knowledge of any other matters that may come before the Annual Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Meeting or any adjournment, the persons soliciting proxies will have the discretion to vote as they see fit unless directed otherwise.

If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, Ecosphere will cancel your previously submitted proxy.

By the Order of the Board of Directors

October 31, 2013	/s/ Dennis McGuire
Dennis McGuire
Chief Executive Officer and Chairman of the Board

ECOSPHERE TECHNOLOGIES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS – DECEMBER 13, 2013 AT 10:00 AM

VOTING INSTRUCTIONS
If you vote by phone or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
PHONE:	Call 1 (800) 690-6903
INTERNET:	https://www.proxyvote.com

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MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ☐

MARK HERE FOR ADDRESS CHANGE ☐ New Address (if applicable):

____________________________

____________________________

____________________________

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ________________________, 2013

(Print Name of Shareholder and/or Joint Tenant)

(Signature of Shareholder)

(Second Signature if held jointly)

The shareholder(s) hereby appoints Dennis McGuire, Sr. and Michael Donn, Sr., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of voting stock of ECOSPHERE TECHNOLOGIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 10:00 a.m., New York time on December 13, 2013, at the Hilton Orlando Bonnet Creek, located at 14100 Bonnet Creek Resort Lane, Orlando, Florida, 32821, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” all of the nominees in Proposal 1 and “FOR” Proposal 2. If any other business is presented at the meeting, this proxy will be voted by the above-named proxies at the direction of the Board of Directors. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Proposal:

1. To elect members to our Board of Directors.

Dennis McGuire	FOR ☐	WITHHELD ☐	David Brooks	FOR ☐	WITHHELD ☐

Dean Becker	FOR ☐	WITHHELD ☐	Jimmac Lofton	FOR ☐	WITHHELD ☐

Michael Donn, Sr.	FOR ☐	WITHHELD ☐	Charles Vinick	FOR ☐	WITHHELD ☐

2. Ratification of the appointment of the independent registered public accounting firm for 2013.	FOR ☐ AGAINST ☐ ABSTAIN ☐

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